UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934


                           Unico American Corporation
                                 (Name of Issuer)

                                  Common Stock
                          (Title of Class of Securities)

                                  904607108
                                (CUSIP Number)

                              December 31, 2016
              (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 or the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 904607108

1. NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

              Schwartz Investment Counsel, Inc. ("SICI"), FEIN 38-2325495
              and Schwartz Investment Trust ("SIT"), on behalf of its series Funds, Schwartz Value Fund, FEIN 31-6456713, Ave Maria Catholic Values Fund, FEIN 38-3594145.
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [  ]

(b) [  ]

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

SICI - Michigan
SIT - Ohio
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                                         5.           SOLE VOTING POWER
NUMBER OF
SHARES                                                SICI-7,000 shares
BENEFICIALLY                                          SIT-462,945 shares
OWNED BY                           ---------------------------------------------
EACH                                     6.           SHARED VOTING POWER
REPORTING
PERSON                                                0
WITH                               ---------------------------------------------
                                         7.           SOLE DISPOSITIVE POWER

                                                      SICI-7,000 shares
                                                      SIT-462,945 shares
                                   ---------------------------------------------
                                         8.           SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            SICI-7,000 shares
            SIT-462,945 shares
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10.         CHECK BOX IF THE AGGREGATE AMOUNT IN
            ROW (9) EXCLUDES CERTAIN SHARES  [  ]

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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           SICI-.1%
           SIT-8.7%
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12.        TYPE OF REPORTING PERSON

             SICI - IA
             SIT - IV
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Item 1.

(a) Name of Issuer

     Unico American Corporation

(b) Address of Issuer's Principal Executive Offices

     23251 Mulholland Drive
     Woodland Hills, CA 91364

Item 2.

(a) Name of Person Filing

     Schwartz Investment Counsel, Inc. ("SICI") and
     Schwartz Investment Trust ("SIT")

(b) Address of Principal Business Office or, if none, Residence

     801 W. Ann Arbor Trail, Suite 244
     Plymouth, MI 48470

(c)  Citizenship: SICI-MI, SIT-OH

(d)  Title of Class of Securities: Common Stock

(e) CUSIP Number:  904607108

Item 3.            If this statement is filed pursuant to (s)240.13d-1(b), or
                   (s)240.13d-2(b), or (c), check whether the person filing is a:

             (d)    [X]    Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).
             (e)    [X]    An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E).

Item 4.                   Ownership

(a) Amount Beneficially Owned:

    SICI-7,000 shares, SIT-462,945 shares

(b) Percent of Class

    SICI-.1%, SIT-8.7%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

    SICI-7,000 shares, SIT-462,945 shares

(ii) shared power to vote or to direct the vote



(iii) sole power to dispose or to direct the disposition of

      SICI-7,000 shares, SIT-462,945 shares

(iv) shared power to dispose or to direct the disposition of




Item 5.             Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.              Ownership of More than Five Percent on Behalf of
                     Another Person

                                         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
                      By the Parent Holding Company

                                         Not Applicable

Item 8.               Identification and Classification of Members of the Group

                                         Not Applicable

Item 9.                Notice of Dissolution of Group

                                         Not Applicable

Item 10.                    Certification

(a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 7, 2016                       February 7, 2016
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          Date                                   Date

/s/ George P. Schwartz                   /s/  George P. Schwartz
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        Signature                               Signature

George P. Schwartz, CFA                 George P. Schwartz, CFA
Chief Executive Officer                 President
Schwartz Investment Counsel, Inc.       Schwartz Investment Trust
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        Name/Title                            Name/Title